Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2022 (June 3, 2022, as to the effects of the retrospective adjustment described in Note 1), relating to the financial statements for the year ended December 31, 2021 of Starry Group Holdings, Inc., appearing in Starry Group Holdings, Inc.’s 424(b)(3) prospectus, dated June 15, 2022, filed with the Securities and Exchange Commission on June 16, 2022, relating to Registration Statement 333-264363 on Form S-1.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 23, 2022